Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	Apiary Inc. 2014 Stock Plan,

•	Amendment to the Apiary Inc. 2014 Stock Plan (effective as of January 22, 2015), and

•	Amendment to the Apiary Inc. 2014 Stock Plan (effective as of February 10, 2017);

of our reports dated June 22, 2016, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 17, 2017